NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 18, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 6, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Rouse Properties, Inc. and BSREP II Retail Holdings Corp., a wholly owned subsidiary of BSREP II Retail Pooling LLC, and the Guarantors (as defined in the proxy statement), which are private investment funds managed by its general partner Brookfield Strategic Real Estate Partners II GP L.P., which is an affiliate of Brookfield Asset Management Inc. became effective on July 6, 2016. Each share of Common Stock of Rouse Properties, Inc. was converted into $18.25 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 6, 2016.